Exhibit 8.1

                              Hunton & Williams LLP
                              Riverfront Plaza, East Tower
                              951 East Byrd Street
                              Richmond, Virginia 23219-4074

                              Tel             804 • 788 • 8200
                              Fax            804 • 788 • 8218

                              File No: 65607.1

August 12, 2005

KKR Financial Corp.
Four Embarcadero Center, Suite 2050
San Francisco, CA 94111

KKR Financial Corp.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:

        We have acted as special tax counsel to KKR Financial Corp., a Maryland corporation (the "Company"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement"), filed with the Securities and Exchange Commission ("SEC"), with respect to the offer and sale from time to time of up to 43,509,002 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") by the selling stockholders named in the prospectus (the "Prospectus") contained as a part of the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.

        The Company owns interests in residential mortgage loans and mortgage-backed securities, corporate loans and debt securities, commercial real estate loans and debt securities, and asset-backed securities. The Company also invests in other types of investments, including investments in equity securities, either directly or through KKR TRS Holdings, Inc., a Delaware corporation ("TRS Holdings"). The Company owns 100% of the stock in KKR Financial Mortgage Corp. ("KKR Mortgage"), which was formed to hold licenses to purchase mortgages. The Company owns subordinated notes and certain deferrable mezzanine secured floating rate notes issued by KKR Financial CLO 2005-1, Ltd., an exempted company incorporated in the Cayman Islands ("CLO 2005-1"), and subordinated notes issued by KKR Financial CLO 2005-2, Ltd., an exempted company incorporated in the Cayman Islands ("CLO 2005-2"), and KKR Financial CLO 2005-3, Ltd., an exempted company incorporated in the Cayman Islands ("CLO 2005-3"). The Company also owns common shares in, and subordinated notes issued by, KKR Financial CDO 2005-1, Ltd., an exempted company incorporated in the Cayman Islands ("CDO 2005-1").

        In giving this opinion letter, we have examined the following:

          1.     the Company's Articles of Amendment and Restatement;

          2.     the Company's Bylaws;

          3.     the Registration Statement and the Prospectus;

          4.     the TRS elections for TRS Holdings, CLO 2005-1, CLO 2005-2, CLO 2005-3, and CDO 2005-1; and

          5.     such other documents as we have deemed necessary or appropriate for purposes of this opinion.

        In connection with the opinions rendered below, we have assumed, with your consent, that:

          1.     each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

          2.     during its taxable year ending December 31, 2005, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

          3.     the Company will not make any amendments to its organizational documents or the organizational documents of TRS Holdings, KKR Mortgage, CLO 2005-1, CLO 2005-2, CLO 2005-3, or CDO 2005-1 after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year; and

          4.     no action will be taken by the Company, TRS Holdings, KKR Mortgage, CLO 2005-1, CLO 2005-2, CLO 2005-3, or CDO 2005-1 after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

        In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations contained in the Officer's Certificate. Furthermore, where the factual representations in the Officer's Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

        Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the heading "Federal Income Tax Consequences of Our Status as a REIT" (which is incorporated herein by reference), we are of the opinion that:

          (a)   provided the Company properly elects to be taxed as a REIT on its first federal income tax return, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable year ended December 31, 2004, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2005 and thereafter; and

          (b)   the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" are correct in all material respects, and the discussion thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.

        We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

        We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Prospectus (other than the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" as set forth in (b) above).

        The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

        The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Common Stock pursuant to the Registration Statement (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Federal Income Tax Consequences of Our Status as a REIT" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,